Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-xxxxx) and related Prospectus of Discovery Laboratories, Inc. for the registration of 20,153,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2008, with respect to the consolidated financial statements of Discovery Laboratories, Inc. and the effectiveness of internal control over financial reporting of Discovery Laboratories, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 9, 2008